Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2010

Burr Ridge, Illinois - (April 26, 2010) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it will file today its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”). BankFinancial also reported net income of $716,000, or $0.04 per common share, for the three months ended March 31, 2010, compared to $172,000, or $0.01 per common share, for the three months ended March 31, 2009.

At March 31, 2010, BankFinancial had total assets of $1.559 billion, total loans of $1.152 billion, total deposits of $1.232 billion and stockholders’ equity of $264 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review first quarter 2010 results in a conference call and webcast for stockholders and analysts on Tuesday, April 27, 2010 at 9:30 a.m. Chicago Time. The conference call may be accessed by calling (866) 788-0547 and using participant passcode 24250291. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time May 11, 2010 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234